                                                                      EXHIBIT 11


                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
                      COMPUTATION OF NET INCOME PER SHARE
              FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994



(In thousands, except earnings per share)        Primary        Fully Diluted
                                                 Earnings          Earnings
                                                Per Share         Per Share
                                              -------------     -------------
1995

Net Income applicable to common stock                 $202               202

Average number of shares outstanding                 3,250             3,250
Average stock option shares                            330               351
                                              -------------     -------------
    Shares for earnings calculation                  3,580             3,601

Net income per share                                 $0.06              0.06
                                              -------------     -------------


1994

Net Income applicable to common stock                 $137               137

Average number of shares outstanding                 3,295             3,295
Average stock option shares                            245               245
                                              -------------     -------------
    Shares for earnings calculation                  3,540             3,540

Net income per share                                 $0.04              0.04
                                              -------------     -------------

NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.


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